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MASSEY ENERGY COMPANY

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The following, written by James L. Gardner, Executive Vice President and Chief Administrative Officer of the registrant, will appear as a guest column in Institutional Shareholders Services’ “The Friday Report” on May 7, 2004, and may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission issued thereunder:

Institutional Shareholder Services (ISS)

Guest Column

James L. Gardner

Massey Energy Company

Massey Energy Company, like a number of other corporations, has received a shareholder proposal that, if adopted, would amend our bylaws to require shareholder approval of severance agreements providing benefits worth more than 2.99 times an executive’s annual salary and bonus. Massey opposes the proposal as both unwise and invalid under Delaware law.

Massey’s Board has already stated that it would seek shareholder approval of such severance agreements when this can be done consistent with the best interests of the Company. The Board should not be asked to ignore the best interests of the Company. The proposal seeks to tie the hands of Massey’s Board of Directors in an important area of executive compensation. Whether in hiring or retaining a specific senior executive or in trying to preserve a management team in an extraordinary factual context such as a takeover bid, the Board must have the flexibility to respond to urgent situations. Seeking shareholder approval is time-consuming and costly in these special circumstances and could disadvantage the Company and its shareholders. It is simply a bad idea to pretend that we can foretell the future or its needs.

American corporate governance is based on the representation of shareholder interests by the Board of Directors. Compensation decisions at Massey are handled by a committee composed entirely of independent Directors. Shareholder confidence must rest in the general experience and judgment of the Directors to react to the inherently unpredictable and fast-changing needs of the business.

Delaware law recognizes the practical necessity of relying on the business judgment of the Board of Directors. A fundamental concept contained in Section 141 of the Delaware General Corporation Law is that the Board has both the authority and the responsibility to manage the business and affairs of the corporation. This certainly includes authority and responsibility to determine specific matters related to executive hiring, retention and compensation, including severance agreements. A shareholder proposal that purports to prohibit the Board from exercising its discretion with respect to such matters impermissibly intrudes on the essential function of the Board. Accordingly, Massey has received the opinion of our Delaware counsel that the shareholder proposal currently being put forth is invalid under Delaware law.

Shareholder bylaw proposals that invade the province of the Board of Directors and restrict its business judgment do not serve the best interests of the shareholders as a whole. Indeed, they may be put forward by special interest groups having an agenda quite at variance with the welfare of the corporation or its other shareholders. As the leading non-union company in the traditionally union Eastern coalfields, Massey is an understandable target for such actions. Our company and our shareholders are best served by the business judgment of those legally entrusted with the responsibility and with no axe to grind – our Board of Directors.

James L. Gardner is Executive Vice President and Chief Administrative Officer of Massey Energy Company in Richmond, Virginia.